Exhibit 10.25

Amendment to Employment Agreement
This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) is made effective as of January 1, 2019 (“Amendment Effective Date”) by and between Scientific Games Corporation, a Nevada corporation (the “Company”) and Michael Quartieri (“Executive”).
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of December 15, 2015 (the “Agreement”);
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Increase in Base Salary. As of the Amendment Effective Date, the Executive’s base salary is increased to six hundred and seventy-five thousand U.S. dollars ($675,000) per annum.

2.	Extension of Agreement Term. The Agreement is hereby amended by deleting the fourth sentence of Section 1 thereof and replacing it with the following:
“The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2021, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4.”

3.	Amendment to Sections 4(e)(v), (f) and (g). Section 4(e)(v) is deleted in its entirety and replaced with the following:
(v)    subject to Section 5.6, any unvested stock options, unvested restricted stock units or other unvested equity-based awards held by Executive immediately prior to such termination and that were granted to Executive prior to the Amendment Effective Date will become fully vested (and, in the case of any such stock options, exercisable) (provided that any stock options held by Executive will cease being exercisable upon the earlier of three (3) months after such termination and the scheduled expiration date of such stock options), and in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that in the event such termination occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such awards are subject, such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such awards in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such equity-based awards shall be made on the date that is six (6) months plus one (1) day following expiration of the Term. For the avoidance of doubt, this provision does not apply to any unvested stock options, unvested restricted stock units or other unvested equity-based awards granted to Executive after the Amendment Effective Date.

Section 4(e)(v), as amended, shall also apply to any calculations referencing Section 4(e) used in Sections 4(f) and 4(g).
4.    Amendment to Section 4(g) to add COBRA Benefit and Pro-Rated Bonus. Section 4(g) is amended to add the following sentences: “If Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall also pay the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of twelve (12) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer. Additionally, no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, a payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurs, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs.”
5.    Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement
6.    This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment on December 17, 2018.

SCIENTIFIC GAMES CORPORATION

By: /s/ Shawn Williams
Name:    Shawn Williams
Title: SVP & CHRO

/s/ Michael Quartieri
Michael Quartieri

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